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                                                                    Exhibit 12.2

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Amounts in Thousands)
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
                                                                                     Year Ended December 31,
                                                                    -------------------------------------------------------------
                                                                      1999         2000         2001         2002         2003
                                                                    ---------    ---------    ---------    ---------    ---------
Pretax income from continuing operations                            $  84,945    $  99,085    $  89,606    $ 100,425    $ 241,155
                                                                    =========    =========    =========    =========    =========

Fixed charges:
Interest expense including amortization of deferred costs and
    capitalized interest                                            $  80,131    $  93,948    $  93,285    $  85,393    $ 101,156
Ground Rent 33%                                                     $     176    $     244    $     234    $     252    $     398
Preferred Dividends on consolidated subsidiaries                    $   5,157    $  15,301    $  19,081    $  18,338    $   2,236
Proportionate share of fixed charges of 50 % owned joint ventures
    accounted for using equity method of accounting                 $    --      $    --      $    --      $    --      $    --
                                                                    ---------    ---------    ---------    ---------    ---------

                                Total fixed charges                 $  85,464    $ 109,493    $ 112,600    $ 103,983    $ 103,790
                                                                    ---------    ---------    ---------    ---------    ---------

Capitalized interest during the period                              ($ 13,400)   ($ 18,200)   ($ 12,927)   ($  9,157)   ($ 11,478)
Preferred Dividends on consolidated subsidiaries                    ($  5,157)   ($ 15,301)   ($ 19,081)   ($ 18,338)   ($  2,236)
Amortization of capitalized interest during the period              $   1,272    $   1,879    $   2,310    $   2,616    $   2,999
Majority-owned subsidiary adjustments                               $  11,809    $  19,593    $  21,502    $  21,570    $   5,365
Equity Company Adjustments                                          ($ 24,713)   ($ 23,296)   ($ 18,560)   ($ 32,769)   ($ 52,917)
Equity Company Adjustments Distributed Income                       $  24,713    $  23,296    $  18,560    $  32,769    $  52,917
                                                                    ---------    ---------    ---------    ---------    ---------

Earnings before income taxes and fixed charges                      $ 164,933    $ 196,549    $ 194,010    $ 201,099    $ 339,595
                                                                    =========    =========    =========    =========    =========

Ratio of earnings to fixed charges                                       1.93         1.80         1.72         1.93         3.27
                                                                    =========    =========    =========    =========    =========
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